[The Pantry, Inc. Logo]	Exhibit 99.1

For Immediate Release November 13, 2003	Contact: Dan Kelly (919) 774-6700

THE PANTRY REPORTS STRONG FOURTH QUARTER

AND FISCAL 2003 RESULTS

Provides initial fiscal 2004 EPS guidance of $1.30-$1.40

Sanford, North Carolina, November 13, 2003—The Pantry, Inc. (NASDAQ: PTRY), the leading convenience store operator in the southeastern U.S., today announced financial results for its fourth quarter and fiscal year ended September 25, 2003 that were in line with its recently increased guidance.

Fourth Quarter Results

For the fourth quarter of fiscal 2003, the Company’s net income was $6.3 million, or $0.33 per share on a diluted basis, up significantly from $1.4 million, or $0.08 per share, in the corresponding period last year. EBITDA for the quarter was $36.9 million, a 24.2% increase from $29.7 million a year ago. Fourth-quarter results include a number of non-recurring and unusual items that have minimal net impact on the comparisons; a detailed summary is provided below. The Company defines EBITDA as earnings before interest, taxes, depreciation, amortization, and cumulative effect of change in accounting principles.

Gross profit for the fourth quarter was $136.7 million, a 9.5% increase from $124.8 million a year ago, reflecting comparable store increases in merchandise sales and gasoline gallons, as well as improved profitability in both parts of the business. Merchandise sales, which continue to account for about two-thirds of the Company’s total gross profit, rose 2.4% on a comparable store basis, the Company’s eighth consecutive quarterly increase. The merchandise gross margin for the quarter was 34.7%, up 120 basis points from 33.5% a year ago. The improvement reflects the impact of cigarette deflation as well as benefits from the Company’s merchandise reset initiative launched last year and its ongoing programs to upgrade and enhance the profitability of its product mix across all merchandise categories.

Comparable store gasoline gallons for the quarter rose 3.1%, representing the Company’s largest quarterly increase of the fiscal year. The average retail price of gasoline was up 12.7% from a year ago, and the gross margin per gallon of 12.0 cents was significantly improved from 10.1 cents in last year’s fourth quarter. Primarily reflecting the higher average gasoline price, the Company’s total revenues for the quarter were $740.5 million, a 9.8% increase from $674.5 million a year earlier.

President and Chief Executive Officer Peter J. Sodini commented, “Our improving financial performance reflects the cumulative benefits of our focus on store operations over the last few years, as well as several specific initiatives that significantly enhanced results for the fourth quarter and full fiscal year. Through our comprehensive merchandise reset program, launched in fiscal 2002 and completed last spring, we fine-tuned product assortments, upgraded our presentation in key categories and rationalized store layouts, boosting store sales and merchandise margins. Our new gasoline branding and supply agreements, developed after extensive research and announced last March, consolidated our supply relationships with BP/Amoco®, Citgo® and Chevron®, resulting in significant immediate cost savings. In addition, continued improvements in our proprietary Gasoline Pricing System, along with more favorable market dynamics during fiscal 2003, have helped us increase our average gasoline margin.”

As of September 25, 2003, the Company had completed the gasoline conversions and/or image upgrades related to the branding and supply agreements at a total of 173 locations, including 68 stores to BP/Amoco®, 40 stores to Citgo®, and 65 stores to the Kangaroo® private label format. All of these stores have also been converted to Kangaroo Express® branding for their merchandise operations. Over the next two years, a total of approximately 1,000 stores will be converted to Kangaroo Express® on the merchandise side and converted and/or re-imaged to BP/Amoco®, Citgo® or Kangaroo® on the gasoline side, providing the Company with a much more consistent brand identity across its regional markets.

Mr. Sodini continued, “From a strategic standpoint, the highlight of the quarter clearly was our acquisition of 138 Golden Gallon convenience stores from Ahold USA, which we announced in August and completed last month. Golden Gallon’s high-volume stores and very attractive mix of locations in Tennessee and Georgia represent an excellent fit with our existing store base. Moreover, the financial impact of the transaction is compelling, as just over half of the $187 million purchase price was funded through a sale/leaseback transaction, and we see the potential for $8-$10 million of synergies within two years. Nearly half that amount should be realized almost immediately, and we believe the acquisition will be significantly accretive in fiscal 2004, with a net positive contribution to our earnings per share of $0.40-$0.45. The integration of all back office and store systems and initial training of personnel has already been completed. Additionally, the re-merchandising of the interior of the stores is on schedule to be completed by November 21.”

Fiscal 2003 Results

For the full year ended September 25, 2003, net income before cumulative effect of change in accounting principle was $15.0 million, or $0.82 per share, compared to $1.8 million, or $0.10 per share, in fiscal 2002. EBITDA was $128.0 million, up 17.6% from $108.8 million a year earlier.

Comparable store merchandise sales for the year were up 2.1%. The merchandise gross margin was 33.6%, compared with 33.0% in fiscal 2002. Gasoline gallons sold in comparable stores were up 0.7%, and the gross margin per gallon improved to 12.4 cents from 10.4 cents a year earlier. Total revenues for the year were up 11.3% to approximately $2.8 billion, driven primarily by a 19.2% increase in the average retail price per gallon of gasoline.

Fiscal 2004 Outlook

Including the benefits of the Golden Gallon acquisition, the Company currently expects that its fiscal 2004 diluted earnings per share will increase to a range of $1.30 to $1.40. EBITDA is expected to be in the range of approximately $155 million to $158 million. These expectations are based principally on recent results, current market conditions, and a 53-week year for fiscal 2004, and are subject to change.

“With the addition of Golden Gallon, we believe The Pantry’s financial performance will be by far its best ever in fiscal 2004,” said Mr. Sodini. “However, while we do not provide quarterly earnings guidance, we would point out that our gasoline margin for the first quarter of fiscal 2003 was 13.9 cents per gallon—on the high side by historical standards—so the year-to-year comparison this quarter could be difficult. We are not comfortable providing specific quarterly guidance because of the significant volatility in gasoline margins that can occur over short time frames, even though margins on an annual basis have a strong tendency to revert to a ‘norm’ within a relatively tight band.

“From a longer-term perspective,” Mr. Sodini concluded, “we have made significant progress in strengthening our existing store base over the last few years in the face of a challenging industry environment. We expect to continue to reap the benefits of the structural and operational improvements to date, with additional opportunities still ahead of us as we complete the gasoline conversions and the rebranding of the bulk of our merchandise operations under the Kangaroo Express® banner. Meanwhile, we believe the competitive dynamics of the convenience store industry have at least stabilized, with a gradually improving supply/demand balance in terms of the store count. With this favorable backdrop, we have just layered on a strategically exciting and highly accretive acquisition—Golden Gallon. Overall, we are confident that the Company is well-positioned for further growth in our attractive southeastern markets.”

Significant Non-recurring and Unusual Items

Included in results for the fourth quarter of fiscal 2003 were approximately $1.5 million in losses directly related to Hurricane Isabel; $1.5 million in depreciation charges related to the Company’s gasoline rebranding program; and a $1.2 million gain on the settlement of a lawsuit. In addition, the Company recorded a $1.4 million increase in the fair market value of its “non-qualifying” interest rate derivative positions, compared with an $822,000 decrease in the comparable quarter last year. The net effect of these items was to decrease net income for the fourth quarter of fiscal 2003 by $0.3 million, or $0.02 per share, and EBITDA by $0.3 million. The net effect on net income for the fourth quarter of fiscal 2002 was to decrease it by $0.5 million, or $0.03 per share.

Including the fourth-quarter items highlighted above, results for fiscal 2003 included a $2.9 million charge in connection with the Company’s refinancing; $3.3 million in depreciation charges related to gasoline rebranding; $1.5 million in hurricane-related losses; and the $1.2 million gain from settlement of a lawsuit. For the year, the Company recorded a $3.4 million increase in the fair market value of interest rate derivatives, compared with a $926,000 decrease in fiscal 2002. The net effect of these items was to decrease net income before cumulative effect of change in accounting principle for fiscal 2003 by $1.9 million, or $0.10 per share, compared to a decrease of $.6 million, or $0.03 per share, in fiscal 2002. These items decreased EBITDA in fiscal 2003 by $3.2 million.

Conference Call

Interested parties are invited to listen to the fourth quarter earnings conference call scheduled for Thursday, November 13, 2003 at 10:00 a.m. Eastern Standard Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until November 20, 2003.

Use of Non-GAAP Measures

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our cash flow. We believe investors find this information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined may not be comparable to similarly titled measures reported by other companies.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading convenience store operator in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2003 of approximately $2.8 billion. As of September 25, 2003, the Company operated 1,259 stores in ten southeastern states under a number of banners including The Pantry®, Kangaroo Express®, Smokers Express®, Handy Way®, and Lil Champ Food Store®. In October 2003, the Company acquired 138 additional convenience stores that operate under the Golden Gallon® banner. These stores offer a broad selection of merchandise, which typically generates about two-thirds of the Company’s gross profits, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers. For more information, visit the “Corporate” section of the Company’s Web site at www.thepantry.com.

Safe Harbor Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to goals, plans, projections and guidance regarding the Company’s financial position, results of operations, market position, acquisitions and business strategy. These statements are based on The Pantry’s current expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from those anticipated or implied by such forward-looking statements. These risks and uncertainties include, without limitation, the success of the Company’s recent operational initiatives; fluctuations in domestic and global petroleum and gasoline markets; changes in the competitive landscape of the convenience store industry; the effect of national and regional economic conditions on the convenience store industry; the ability of the company to take advantage of expected synergies in connection with the Golden Gallon acquisition; the actual operating results of Golden Gallon®; capital markets and the Company’s access to capital; increases in interest rates; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers; environmental risks associated with selling petroleum products; governmental regulations; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s annual report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of November 13, 2003. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.

Unaudited Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Twelve Months Ended
	September 25, 2003	September 26, 2002	September 25, 2003	September 26, 2002
Revenues:
Merchandise	$267,772	$263,832	$1,008,902	$998,621
Gasoline	465,917	404,711	1,740,662	1,470,732
Commissions	6,796	5,995	26,797	24,711

Total revenues	740,485	674,538	2,776,361	2,494,064
Cost of sales:
Merchandise	174,819	175,419	670,179	669,479
Gasoline	428,999	374,321	1,595,378	1,349,183

Total cost of sales	603,818	549,740	2,265,557	2,018,662
Gross profit	136,667	124,798	510,804	475,402
Operating expenses:
Operating, general and administrative	101,273	95,356	385,570	367,299
Depreciation and amortization	15,190	13,830	57,013	54,251

Total operating expenses	116,463	109,186	442,583	421,550
Income from operations	20,204	15,612	68,221	53,852
Other income (expense):
Interest expense	(12,774)	(12,754)	(50,036)	(50,720)
Fair market value change in non-qualifying derivatives	1,402	(822)	3,381	(926)
Miscellaneous	1,468	227	2,805	728

Total other expense	(9,904)	(13,349)	(43,850)	(50,918)
Income before income taxes	10,300	2,263	24,371	2,934
Income tax expense	(3,966)	(860)	(9,385)	(1,130)

Net income before cumulative effect	6,334	1,403	14,986	1,804
Cumulative effect of change in accounting principle	—	—	(3,482)	—

Net income	$6,334	$1,403	$11,504	$1,804

Earnings per share:
Net income per diluted share	$0.33	$0.08	$0.63	$0.10
Net income per diluted share before cumulative effect	$0.33	$0.08	$0.82	$0.10
Diluted shares outstanding	19,044	18,108	18,370	18,109
Selected financial data:
EBITDA [a]	$36,862	$29,669	$128,039	$108,831
Net cash provided by operating activities	$33,715	$28,388	$68,264	$53,984
Merchandise gross profit	$92,953	$88,413	$338,723	$329,142
Merchandise margin	34.7%	33.5%	33.6%	33.0%
Gasoline gallons	307,832	300,905	1,170,268	1,171,922
Gasoline gross profit	$36,918	$30,390	$145,284	$121,549
Gasoline margin per gallon	$0.1199	$0.1010	$0.1241	$0.1037
Gasoline retail per gallon	$1.51	$1.34	$1.49	$1.25
Comparable store data:
Merchandise sales %	2.4%	4.9%	2.1%	3.4%
Gasoline gallons %	3.1%	1.4%	0.7%	1.5%
Number of stores:
End of period	1,259	1,289	1,259	1,289
Weighted-average store count	1,266	1,290	1,275	1,305

Notes:

[a] Fiscal 2002 EBITDA has been adjusted to conform to current year presentation which includes miscellaneous income.

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 25, 2003	September 26, 2002
Assets
Cash and cash equivalents	$72,901	$42,236
Receivables, net	30,423	34,316
Inventories	84,156	84,437
Other current assets	12,673	5,301

Total current assets	200,153	166,290

Property and equipment, net	400,609	435,518
Goodwill, net	278,629	277,874
Other	34,774	30,016

Total assets	$914,165	$909,698

Liabilities and shareholders’ equity
Current maturities of long-term debt	$27,558	$43,255
Current maturities of capital lease obligations	1,375	1,339
Accounts payable	78,885	93,858
Other accrued liabilities	74,881	71,261

Total current liabilities	182,699	209,713

Long-term debt	470,011	460,920
Environmental expenses	13,823	13,285
Deferred income taxes	50,015	38,360
Deferred revenue	37,251	51,772
Capital lease obligations	15,779	15,381
Other	15,922	5,063
Total shareholders’ equity	128,665	115,204

Total liabilities and shareholders’ equity	$914,165	$909,698

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measure

(In thousands)

	Quarter Ended		Twelve Months Ended
	September 25, 2003	September 26, 2002	September 25, 2003	September 26, 2002
EBITDA	$36,862	$29,669	$128,039	$108,831

Interest expense	(11,372)	(13,576)	(46,655)	(51,646)
Adjustments to reconcile net income to net cash used in operating activities (other than depreciation and amortization, income taxes and cumulative effect of change in accounting principles)	2,725	2,365	6,406	3,983

Changes in operating assets and liabilities, net:
Assets	(6,203)	(2,763)	(1,796)	(7,463)
Liabilities	11,703	12,693	(17,730)	279

Net cash provided by operating activities	$33,715	$28,388	$68,264	$53,984

The Pantry, Inc.

Reconciliation of Non-GAAP Guidance

(In thousands)

	Fiscal Year, 2004 Guidance Range
EBITDA	$155,000	$158,000

Interest expense	(50,364)	(50,364)
Adjustments to reconcile net income to net cash used in operating activities (other than depreciation and amortization, and income taxes)	1,151	1,151

Changes in operating assets and liabilities, net	5,364	5,364

Net cash provided by operating activities	$111,151	$114,151